Exhibit 99.7

February 23. 2007

Dear Valued Customer:

We are pleased to announce a planned merger of Landmark National Bank into 1st Pacific Bank of California. The merger is subject to regulatory and shareholder approval and is expected to close in the late 2nd Quarter or early 3rd Quarter of 2007. The union of these organizations will provide you with increased banking benefits and will solidify 1st Pacific’s position as the largest publicly held community business bank headquartered in San Diego.

1st Pacific Bank, as you know it, will not change. Upon completion of the merger, the current Landmark offices will join our Bank, and many of their employees will become a part of the 1st Pacific Bank family. You will continue to have access to all of the banking products and services you currently utilize as well as an expanded branch network and loan capacity.

This expansion is part of 1st Pacific Bank’s continued drive to serve the local community as San Diego’s leading business bank. It is part of a progression, which has seen us strategically grow from our initial two office locations to five, and soon to be seven, in just six years’ time. The combined Banks will have assets approaching $450 million. As San Diego and the needs of our customers have continued to grow, we have grown with it. In an era of large out-of-area bank takeovers, San Diego needs a community bank like 1st Pacific with the size, resources, and local knowledge to meet local business banking needs.

If you have any questions regarding the merger, please feel free to contact me at (858) 875-2005. We, of course, will communicate immediately as updates occur during this merger process.

Thank you for the confidence you have placed in 1st Pacific Bank by being our customer…we value your relationship! We look forward to continuing to serve your needs in the future.

Sincerely,

/s/ A. Vincent Siciliano
A. Vincent Siciliano
President & CEO
1st Pacific Bank of California

4275 Executive Square • Suite 650 • La Jolla, CA 92037

858 875 2000 • 858 875 2020 facsimile

www.1stpacbank.com • Stock Symbol: FPBS

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s filings with the SEC and Landmark National Bank’s filings with the OCC. Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful. You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters. The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at  Phone: (858) 509-2700.